EXHIBIT 4.1

FOURTH AMENDMENT

TO THE

RIGHTS AGREEMENT

This Fourth Amendment, dated as of July 7, 2006 (this “Fourth Amendment”), amends the rights agreement dated December 13, 2000, by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and U.S. Stock Transfer Corporation, as rights agent (the “Rights Agent”), as amended by the first amendment to the rights agreement dated July 23, 2003, the second amendment to the rights agreement dated May 10, 2004 and the third amendment to the rights agreement dated May 10, 2004 (collectively, the “Rights Agreement”).

WITNESSETH

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Any term not defined herein shall have the meaning ascribed to it in the Rights Agreement.

2. Section 11(p) of the Rights Agreement shall be amended and restated in its entirety as follows:

“(p) Anything in this Agreement to the contrary notwithstanding, in the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event; provided, however, that there shall be no adjustment pursuant to this Section 11(p) for the 25-for-1 reverse split of the Company’s Common Stock that was effected on September 6, 2002 and, as a result of this proviso, there shall be, from and after the effectiveness of this Fourth Amendment (the “Effective Time”), one Right associated with each share of Common Stock currently outstanding or issued or delivered after the Effective Time (but prior to the Distribution Date); provided, further, however, that if any of the events set forth in sub-clauses (i) through (iii) of this Section 11(p) shall occur at any time after the Effective Time (but prior to the Distribution Date), the number of Rights associated with shares of Common Stock then outstanding or issued or delivered at any time thereafter (but prior to the Distribution Date) shall, upon the occurrence of such event, be proportionately adjusted in accordance with the terms of this Section 11(p).”

3. This Fourth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

4. This Fourth Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

6. The undersigned officer of the Company, does hereby certify to the Rights Agent that this Fourth Amendment (i) complies with the terms of Section 27 of the Rights Agreement and (ii) will not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation

By:	/S/ Shyam Kumaria
Name: Shyam Kumaria Title: Vice President Finance

U.S. STOCK TRANSFER CORPORATION, as Rights Agent

By:	/S/ Richard C. Brown
Name: Richard C. Brown Title: Vice President

SIGNATURE PAGE FOR FOURTH AMENDMENT TO RIGHTS AGREEMENT